Exhibit 10.45

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

SUPPLEMENTAL AGREEMENT REGARDING
INTELLECTUAL PROPERTY ASSIGNMENT
AND LICENSE AGREEMENT

This Supplemental Agreement Regarding Intellectual Property Assignment and License Agreement (the “Supplement”) is made and effective as of October 19, 2012 (the “Effective Date”) by and between Optimer Pharmaceuticals, Inc., a Delaware corporation (“Optimer”), and Optimer Biotechnology, Inc., a Taiwan corporation (“OBI”) to supplement, restate and/or amend, as applicable, that certain Intellectual Property Assignment and License Agreement dated October 30, 2009 between Optimer and OBI (the “Intellectual Property Agreement”).  Except as otherwise expressly provided herein, capitalized terms used but not defined herein shall have their respective meanings set forth in the Intellectual Property Agreement.

RECITALS

WHEREAS, pursuant and subject to the Intellectual Property Agreement, Optimer assigned to OBI all its right, title and interest in and to certain patent rights and know-how related to its OPT-822/821 program and the parties confirmed Optimer’s assignment and OBI’s assumption of Optimer’s rights and obligations under the MSKCC Agreement pursuant to the Assignment and Assumption Agreement effective as of May 7, 2009 (the “Assignment and Assumption Agreement”), in exchange for certain payments set forth in the Intellectual Property Agreement, including certain royalty payments based on Net Sales of OPT-822/821 Products;

WHEREAS, pursuant to the Intellectual Property Agreement, Optimer disclosed Confidential Information related to OPT-822/821, including the Optimer Process (defined below), to OBI for OBI’s use and it was the intent of the parties to assign certain additional information and know-how related to OPT-822/821 which was not specifically assigned pursuant to the terms of the Intellectual Property Agreement; and

WHEREAS, the parties now desire to supplement the Intellectual Property Agreement to reflect that: (i) Optimer confirms its previous assignments pursuant to the Intellectual Property Agreement and the Assignment and Assumption Agreement and now further assigns to OBI all of Optimer’s right, title and interest in and to the Assigned Information (as defined below), and (ii) the term of the Intellectual Property Agreement is restated, all as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and promises contained in this Supplement, and other good and valuable consideration, the sufficiency of which is acknowledged by the parties, Optimer and OBI hereby agree as follows:

1.1.                            The parties hereby agree that the following terms shall have the following meanings:

“Optimer Process” means any method of making OPT-822/821, including any of the components of OPT-822 such as Globo H or KLH and/or the components of OPT-821 such as saponin, and specifically including Optimer’s method for the synthesis of Globo H as shown in Exhibit A, in each case to the extent owned by Optimer on the Effective Date.

“[…***…] Process” means any method of […***…] and specifically including […***…] as shown in Exhibit B, pursuant to […***…].

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated October 5, 2012 by and among Optimer, Huei Hong Investment Co., Ltd., Chang Chuen Investment Co., Ltd., Yi Tai Investment Co., Ltd. and Yuan Hong Investment Co., Ltd., as may be amended in accordance with its terms.

1.2.                            Subject to the terms and conditions of this Supplement and the Intellectual Property Agreement, Optimer hereby assigns to OBI all of Optimer’s right, title, and interest in and to any and all Information that is owned by Optimer on the Effective Date that is necessary or useful to use, manufacture, sell, make or have made OPT-822/821 including, without limitation, the Optimer Process (collectively, the “Assigned Information”).

1.3.                            Optimer agrees that it will not bring a claim against OBI or initiate any other legal proceeding against OBI under any legal theory arising from or related to OBI’s title to or right to possess or use any of the Assigned Information and/or the […***…] Process, including, without limitation, infringement or misappropriation of any intellectual property, including, without limitation, trade secrets, included in the Assigned Information, after the date of the Intellectual Property Agreement and prior to the Effective Date (excluding, for clarity, any claims for indemnity under Section 7.1 of the Intellectual Property Agreement, and that Optimer’s sole compensation for such prior use and the express assignment set forth in this Supplement is set forth in Section 3 of the Intellectual Property Agreement.

1.4.                            Optimer acknowledges and agrees that, to the extent Optimer owns any right, title or interest in or to the […***…] Process as of the Effective Date, such right, title and interest is hereby assigned to OBI.  For clarity, and without limiting Section 9.3 of the Intellectual Property Agreement (which applies to Assigned Information as though such provision was set forth in this Supplement as described in Section 2.2 below), Optimer makes no warranty, and expressly disclaims any implied warranty, that it owns or otherwise has any right, title or interest in or to the […***…] Process; provided that Optimer represents and warrants to OBI that it has not transferred ownership or licensed to any Third Party any right, title or interest in or to the […***…] Process to any third party prior to the Effective Date.

1.5.                            Following the First Closing (as defined in the Stock Purchase Agreement), OBI shall promptly remove from its company name, its email addresses and its domain name the word “Optimer”, including all foreign language translations thereof (collectively, “Name”) and cease and discontinue the future use of the name as soon as commercially practicable, and in no event later than three months after the First Closing Time (as defined in the Stock Purchase Agreement), any and all uses of the Name, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements.  For the avoidance of doubt, Optimer hereby acknowledges and agrees that as between Optimer and OBI, OBI has the sole right, title or interest to the Chinese name“浩鼎”and the acronym of“OBI,” and Optimer covenants and agrees not to challenge in any way OBI’s right to use the acronym of“OBI” in its business and the acronym of “OPT” to describe the technology concerning “822/821.”  For the avoidance of doubt, the removal or cessation or discontinuance of use would not require OBI to remove the Name from the licenses or permits it currently holds with any governmental authorities or institutions, or any documents, materials or labels it has printed, used, prepared or executed and OBI may continue to use such licenses, permits, documents, materials and labels until they expire or are exhausted.

***Confidential Treatment Requested

1.6.                            This Supplement shall be effective on the Effective Date and continue in effect until termination of the Intellectual Property Agreement; provided, that upon the occurrence of any of the events described in Section 5.4(a), (b), (c) or (d) of the Intellectual Property Agreement (if the condition set forth in clauses 5.4(a)-(d) relates to OPT-822/821 Products or the MSKCC Agreement) then (i) OBI shall immediately cease to use the Assigned Information, and (ii) OBI shall immediately assign to Optimer, without further consideration, all of OBI’s right, title and interest in and to the Assigned Information, and OBI agrees to undertake any actions and execute and deliver any documents and instruments that are reasonably necessary to perfect Optimer’s title in and to the Assigned Information in a timely manner, if so requested by Optimer at Optimer’ sole expense.  For clarity, Sections 1.3 and 1.5 shall survive any termination of this Supplement.

1.7.                            Optimer agrees to undertake any actions and execute and deliver any documents or instruments that are reasonably necessary to perfect OBI’s rights and title in and to the Assigned Information in a timely manner, if so requested by OBI at OBI’s sole expense.

1.8.                            The parties hereby restate Section 8.1 of the Intellectual Property Agreement in its entirety to read as follows:

“8.1                         Termination.  Subject to Section 8.2, this Agreement shall terminate upon the earlier to occur of (a) the parties’ mutual agreement in writing to terminate this Agreement, and (b) the last to expire of the Royalty Terms.”

2.                            Miscellaneous

2.1.                            Knowledge of Claims.  After giving effect to Section 1.3, OBI is not aware of any facts, circumstances, acts or omissions that could reasonably be expected to give rise to any claims, liabilities, actions or causes of action by Optimer against OBI.

2.2.                            Full Force and Effect.  Except as modified above, each term and provision of the Intellectual Property Agreement shall remain in full force and effect in accordance with its terms.  This Supplement shall be incorporated by reference into the Intellectual Property Agreement and the terms of the Intellectual Property Agreement shall apply to this Supplement as if fully set forth herein including, without limitation, the provisions of Section 6, 7 and 9 of the Intellectual Property Agreement.  Without limiting the foregoing, OBI agrees that the obligations of confidentiality and non-use under Section 6 of the Intellectual Property Agreement shall be applicable to any Assigned Information, and it shall use at least the same standard of care in protecting such information as it uses to protect its other confidential information, including protecting any information that it considers to be trade secret as a trade secret.

2.3.                            Counterparts.  This Supplement may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one document.  This Supplement may be executed and transmitted via facsimile or electronic transmission in PDF form with the same validity as if it were an ink-signed document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their properly and duly authorized officers or representatives as of the date first above written.

Optimer Pharmaceuticals, Inc.		Optimer Biotechnology, Inc.

By:	/s/ Kurt Hartman	By:	[foreign language characters]

Name: Kurt Hartman		Name:

Title: General Counsel, Chief Compliance Officer and SVP		Title:

Exhibit A

Optimer Method

[…***…]

***Confidential Treatment Requested

Exhibit B

[…***…] Method

[…***…]

***Confidential Treatment Requested